EXHIBIT 11


                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)



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


                                                    Year Ended
                                         -------------------------------------
                                         February 27,   February 28,   March 1,
                                            1999           1998         1997

                                         -------        -------        -------

Basic
-----
Average shares outstanding                25,541        25,963         23,100
                                         =======       =======        =======

Net income                               $20,687       $26,734        $18,813
                                         =======       =======        =======

Per share amount                         $   .81       $  1.03        $   .81
                                         =======       =======        =======
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Diluted
-------
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


Average shares outstanding                25,541        25,963         23,100
Net effect of dilutive stock options         292           354            402

                                         -------       -------        -------
Total                                     25,833        26,317         23,502
                                         =======       =======        =======
Net Income                               $20,687       $26,734        $18,813
                                         =======       =======        =======

Per Share Amount                         $   .80       $  1.02        $   .80
                                         =======       =======        =======

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